Exhibit 99.1

Contact:	Phil Gee
480/693-5729
FOR IMMEDIATE RELEASE
US AIRWAYS GROUP, INC. REPORTS JANUARY TRAFFIC
     TEMPE, Ariz., Feb. 6, 2007 — US Airways Group, Inc. (NYSE: LCC) today reported January traffic results. Revenue passenger miles (RPMs) for the month were 4.9 billion, up 4.7 percent from January 2006. Capacity was 6.6 billion available seat miles (ASMs), up 0.8 percent from January 2006. The passenger load factor for January was 73.3 percent versus 70.5 percent in January 2006.
     “Our year-over-year revenue performance continues to produce strong results, with mainline and Express unit revenues estimated to be up in excess of 5 percent for January 2007,” said US Airways President Scott Kirby.
     America West and US Airways report combined operational performance numbers to the Department of Transportation. For the month of January 2007, the combined domestic on-time performance was 71.8 percent with a completion factor of 98.5 percent.
     With 2006 over and one full year of reporting combined US Airways Group traffic statistics complete, the Company will only report consolidated traffic statistics for US Airways Group starting with January 2007.
     The following summarizes US Airways Group’s traffic results for January 2007 and 2006 consisting of America West and US Airways mainline operated flights as well as US Airways Express operated flights consisting of wholly owned subsidiaries PSA Airlines and Piedmont Airlines.

Combined US Airways Group

	2007	2006	% Change

REVENUE PSGR MILES (000)	4,872,089	4,654,201	4.7
Domestic	4,130,230	3,921,549	5.3
International	741,859	732,652	1.3

AVAILABLE SEAT MILES (000)	6,649,606	6,598,375	0.8
Domestic	5,574,868	5,499,586	1.4
International	1,074,738	1,098,789	-2.2

LOAD FACTOR (%)	73.3	70.5	2.8 PTS
ENPLANEMENTS	5,132,655	4,923,044	4.3

YEAR-TO-DATE	2007	2006	% Change

REVENUE PSGR MILES (000)	4,872,089	4,654,201	4.7
Domestic	4,130,230	3,921,549	5.3
International	741,859	732,652	1.3

AVAILABLE SEAT MILES (000)	6,649,606	6,598,375	0.8
Domestic	5,574,868	5,499,586	1.4
International	1,074,738	1,098,789	-2.2

LOAD FACTOR (%)	73.3	70.5	2.8 PTS
ENPLANEMENTS	5,132,655	4,923,044	4.3
Integration Update
     US Airways is also providing a brief update on the integration process between US Airways and America West. Listed below are major accomplishments or announcements from the month of January:
•	Accrued $59 million in employee profit sharing to be paid in March.

•	Continued fare reduction program lowering fares from Charlottesville, Va., Harrisburg, Pa., and Huntsville, Ala. In all, the new US Airways has lowered fares in approximately 1,100 markets since September 2005.
     US Airways is the fifth largest domestic airline employing nearly 35,000 aviation professionals worldwide. US Airways, US Airways Shuttle and US Airways Express operate approximately 3,800 flights per day and serve more than 230 communities in the U.S., Canada, Europe, the Caribbean and Latin America. The new US Airways — the product of a merger between America West and US Airways in September 2005 — is a member of the Star Alliance, which provides connections for our customers to 841 destinations in 157 countries worldwide. This press release and additional information on US Airways can be found at www.usairways.com. (LCCT)

FORWARD-LOOKING STATEMENTS
Certain of the statements contained herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “indicate,” “anticipate,” “believe,” “forecast,” “estimate,” “plan,” “guidance,” “outlook,” “could,” “should,” “continue” and similar terms used in connection with statements regarding the outlook of US Airways Group, Inc. (the “Company”). Such statements include, but are not limited to, statements about expected fuel costs, the revenue and pricing environment, the Company’s expected financial performance and operations, future financing plans and needs, overall economic conditions and the benefits of the business combination transaction involving America West Holdings Corporation and US Airways Group, including future financial and operating results and the combined companies’ plans, objectives, expectations and intentions. Other forward-looking statements that do not relate solely to historical facts include, without limitation, statements that discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from the Company’s expectations. Such risks and uncertainties include, but are not limited to, the following: the impact of high fuel costs, significant disruptions in the supply of aircraft fuel and further significant increases to fuel prices; our high level of fixed obligations and our ability to obtain and maintain financing for operations and other purposes; our ability to achieve the synergies anticipated as a result of the merger and to achieve those synergies in a timely manner; our ability to integrate the management, operations and labor groups of US Airways Group and America West Holdings; labor costs and relations with unionized employees generally and the impact and outcome of labor negotiations; the impact of global instability, including the current instability in the Middle East, the continuing impact of the military presence in Iraq and Afghanistan and the terrorist attacks of September 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events that affect travel behavior; reliance on automated systems and the impact of any failure or disruption of these systems; the impact of future significant operating losses; changes in prevailing interest rates; our ability to obtain and maintain commercially reasonable terms with vendors and service providers and our reliance on those vendors and service providers; security-related and insurance costs; changes in government legislation and regulation; our ability to use pre-merger NOLs and certain other tax attributes; competitive practices in the industry, including significant fare restructuring activities, capacity reductions and in court or out of court restructuring by major airlines; continued existence of prepetition liabilities; interruptions or disruptions in service at one or more of our hub airports; weather conditions; our ability to obtain and maintain any necessary financing for operations and other purposes; our ability to maintain adequate liquidity; our ability to maintain contracts that are critical to our operations; our ability to operate pursuant to the terms of our financing facilities (particularly the financial covenants); our ability to attract and retain customers; the cyclical nature of the airline industry; our ability to attract and retain qualified personnel; economic conditions; and other risks and uncertainties listed from t ime to time in our reports to the Securities and Exchange Commission. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. All forward-looking statements are based on information currently available to the Company. The Company assumes no obligation to publicly update or revise any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended Sept. 30, 2006, which is available at www.usairways.com.
-LCC-